Exhibit 99.1

Superior Essex Inc. Reports Third Quarter 2005 Results

          ATLANTA, Oct. 27 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq: SPSX) today reported 2005 third quarter revenues of $439 million and net income of $0.70 per diluted share compared to revenues of $382 million and net income of $0.21 per diluted share in the third quarter of 2004.  Third quarter 2005 earnings included a net benefit from special items of $0.33 per diluted share, compared to a net charge of $0.06 per diluted share from special items in the 2004 third quarter.  Excluding the impact of special items, adjusted earnings per share increased 37% in the 2005 third quarter as compared to the third quarter of 2004.

          “For the seventh consecutive quarter we reported year over year increases in sales and profitability,” said Stephen M. Carter, Chief Executive Officer of Superior Essex.  “Despite the impact of significant increases in energy and raw material costs, we were successful in increasing both gross profit and operating income.  This led to a substantial increase in third quarter earnings per share.  Along with profitability gains, we also generated $40 million for debt reduction in the third quarter, further solidifying our capital structure.”

          Consolidated Third Quarter and Year to Date Financial Results
          The following are highlights of operating results for the three months and nine months ended September 30 (dollars in millions, except earnings per share):

	3 months ended 9/30		9 months ended 9/30

	2005	2004	2005	2004

Total revenues	$439	$382	$1,272	$1,041
Core Business revenues (1)	$366	$311	$1,064	$832
Copper adjusted increase (2)	7%		16%
Adjusted EBITDA (3)	$23.5	$20.4	$72.5	$51.6
Net income	$11.8	$3.5	$28.9	$6.9
Earnings per diluted share	$0.70	$0.21	$1.70	$0.42
Adjusted earnings per share (3)	$0.37	$0.27	$1.13	$0.58

(1)	Core Businesses consist of the Company’s Communications Cable and the Magnet Wire and Distribution segments.
(2)	“Copper adjusted increase” in Core Business revenues calculated after adjusting revenues in both periods to a constant copper cost of $1.00/pound.
(3)

Adjusted EBITDA and adjusted earnings per share are non-GAAP financial measures defined in this release.  These items exclude the impact of certain special items that are detailed in the financial tables accompanying this release.

-

The 7% increase in copper adjusted Core Business revenues for the 2005 third quarter reflected solid organic growth from demand increases in both Core Businesses.  Copper adjusted Core Business revenue growth of 16% for the nine month period ending September 30, 2005 included, in addition to organic growth, the benefit in 2005 of incremental revenues from asset acquisitions completed in 2004.

-

The 2005 third quarter 15% increase in Adjusted EBITDA and 37% increase in adjusted earnings per share were attributable to revenue growth and improved operating leverage and fixed cost absorption in the Communications Cable segment, partially offset by the impact of higher energy and production costs in the Magnet Wire and Distribution segment.

-

Special items during the third quarter included $5.9 million in tax credits and benefits, resulting principally from the settlement of outstanding state tax claims and recognition of tax benefits associated with the decline in the tax carrying value of the Company’s investment in its U.K. subsidiary.  These tax items were partially offset by $0.6 million ($0.4 million after tax) in other special charges.  For the nine month period, special items included among other things a $10.4 million ($6.3 million after tax) gain from the divestiture of the Company’s US Seal product line.

          Business Segment Operating Results

          Communications Cable
          The following are financial highlights for the three and nine months ended September 30 in the Communications Cable (“Communications”) segment (dollars in millions):

	3 months ended 9/30		9 months ended 9/30

	2005	2004	2005	2004

Revenues	$178	$158	$507	$379
Revenue growth (copper adjusted)	5%		23%
Adjusted EBITDA	$17.7	$14.2	$50.6	$29.8

          The 5% increase in copper adjusted sales for the 2005 third quarter primarily reflected organic growth within the Company’s fiber optic and premises wire and cable product lines, which increased approximately 25% versus the prior year quarter.  The 23% year to date copper adjusted sales increase included the impact of incremental volume attributable to the June 2004 Belden asset acquisition in addition to gains in fiber optic and premises product sales.

          The Communications segment’s gross margin expanded year-over-year reflecting improvements in capacity utilization and manufacturing cost absorption.  As a result, the current year percentage increase in Adjusted EBITDA (24% for the 2005 three month period and 70% for the nine month period) substantially exceeded the copper adjusted revenue growth rate.

          Magnet Wire and Distribution
          The following are financial highlights for the three and nine months ended September 30 in the Magnet Wire and Distribution (“Magnet Wire”) segment (dollars in millions):

	3 months ended 9/30		9 months ended 9/30

	2005	2004	2005	2004

Revenues	$189	$154	$556	$453
Revenue growth (copper adjusted)	8%		11%
Adjusted EBITDA	$9.9	$9.4	$33.5	$29.9

          The Magnet Wire segment copper adjusted revenue growth rate of 8% for the 2005 three month period and 11% for the nine month period reflected share gains with targeted major OEM customers, incremental revenue from the Nexans asset acquisition (U.S.) completed in September 2004, and the partial recovery of energy, fuel and raw material cost increases through price surcharges.

          Adjusted EBITDA increased 5% for the 2005 three month period and 12% for the 2005 nine month period.  Margins in the current year have been negatively impacted by escalating energy and raw materials costs, particularly for natural gas and freight.  In addition, 2005 third quarter results reflected increased losses in the Company’s U.K. magnet wire operations, unfavorable cost absorption from lowered production levels to reduce inventories, and incremental implementation costs for a major information technology system conversion which is expected to be completed by the end of 2005.

          Copper Rod
          The Copper Rod segment reported revenues of $73 million in the 2005 third quarter as compared to $71 million in the 2004 third quarter.  Revenues in this segment reflect external sales of processed copper rod that is not consumed internally, allowing for fixed cost recovery at margins that are generally break-even.  Copper rod volumes fluctuate from period to period due to changes in internal consumption needs and external market conditions.

          Debt, Capital Structure and Liquidity
          The Company reported total debt at September 30, 2005 of approximately $263 million and net debt (debt net of cash and cash equivalents) of approximately $257 million.  This represented a $40 million reduction in total debt and a $35 million reduction in net debt as compared to June 30, 2005. The debt reduction was attributable to positive operating results for the 2005 third quarter, along with reductions in working capital, including a rationalization of inventories and a decline in accounts receivables balances and DSO levels.

          The Company had no outstanding borrowings under its $175 million revolving credit facility at September 30, 2005.

          Stephen Carter’s CEO Comments
          “I am pleased with our third quarter performance, particularly in view of the escalating and volatile energy and raw material cost environment we faced this quarter,” said Stephen M. Carter, Chief Executive Officer of Superior Essex.  “Both of our Core Businesses grew in terms of sales and Adjusted EBITDA, and we are hopeful of continuing these positive year over year revenue growth trends.  I am also excited about global growth opportunities in our magnet wire business.”

          “In our Communications segment, demand for our copper OSP products generally has been stable and aided to some degree by initial hurricane restoration orders.  We have also benefited from our fiber and premises product lines, which have continued to grow at higher rates than their respective overall markets.  Most of our Communications contracts include pass-through provisions to address raw material costs, which has largely protected us from recent cost increases.”

          “In our Magnet Wire segment, our revenue growth reflects success in increasing sales with major targeted customers.  While we did lower production rates in the third quarter to reduce inventories, continued revenue growth should ultimately lead to increased capacity utilization and improved fixed cost absorption.  In 2005, we have been aggressive in seeking price increases to recover higher energy and raw materials costs, and were successful in increasing year over year Adjusted EBITDA.  However, recovery of cost increases has been, and will remain, a challenge for us.”

          “In China, we are on track to complete the first phase of our new magnet wire facility in 2006.  Total capital expenditures on this project are expected to total approximately $6 million for 2005.  We remain confident that we can quickly achieve profitable utilization levels on this facility once construction is complete.”

          “In Europe, we are very excited to have completed the Essex Nexans joint venture with Nexans.  We now control the largest magnet wire business in Europe, complementing our leading position in North America.  Over the near term we will aggressively seek operating and financial synergies to improve current pro forma margins of the European operations.  We believe that we will have the ability to achieve solid returns on our investment and ultimately build on our leading global position in this market.”

          “Regarding cash flow and debt, we had an extraordinary quarter, generating $40 million in cash flow for debt repayment, as we significantly reduced our net working capital investment.  Our excess liquidity is at its highest level ever and the capital structure is solid, providing us with substantial financial flexibility to conservatively fund our growth opportunities.”

          Outlook
          “As we look ahead to the fourth quarter, current trends indicate that seasonally adjusted demand in both Core Businesses will remain relatively positive.  However, potential customer demand impacts related to record high copper prices and cost pressures from continued increases in energy and raw material costs create the potential for volatility in our net results.  We also face risks, which we believe will be short term in nature, related to the supply of petrochemical based raw materials and copper rod.”

          “In the Communications segment, demand could be negatively impacted later in the fourth quarter by higher copper prices, as certain of our telephone company customers more quickly reach their annual capex budgets.  However, we expect to benefit from incremental demand related to repair efforts from Hurricanes Katrina, Rita, and Wilma, which could have a similar fourth quarter impact as what we experienced last year from hurricanes that hit the southeastern U.S.”

          “In North American magnet wire, we expect continued solid seasonally adjusted demand trends, including the benefit of volume gains with certain of our key customers.  However, margins will be impacted by the continued rise in natural gas, fuel and other energy costs which we are seeking to recover through additional surcharges.”

          “In European magnet wire, as with our North American businesses, the fourth quarter is a seasonally slow period.  With the closing of the joint venture occurring in late October, we will only realize the impact this year of the two seasonally lowest demand and profitability months and thus we would not expect the joint venture to have a material impact on consolidated net earnings in the fourth quarter.”

          “The fourth quarter is typically the seasonally slowest period for both of our Core Businesses.  In addition, our near-term profitability will be impacted by the continued escalation in energy and raw material costs. However, over the longer term, we remain confident in the demand trends and profitability outlook for our Core Businesses.”

          Analyst Call Information
          Superior Essex will host an analyst call at 10:00 a.m. (ET), October 28, 2005. During the call, the Company will discuss earnings results and will provide general business updates, including an update on the recently announced Essex Nexans joint venture.

          The dial-in number for financial analysts is (800) 362-0571. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com.

          A replay of the call will be available through November 2, 2005 by dialing (800) 839-2459.  A webcast replay will also be archived for a limited period on the Company’s website at www.superioressex.com.

          About Superior Essex
          Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company’s website at www.superioressex.com.

          Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, increases or decreases in sales due to contract losses or gains, production and timing of customer orders, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, fluctuations in the supply, availability and pricing of copper and other principal raw materials, natural gas and freight, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to sustain the benefits of our acquisition of assets from Belden and Nexans in the U.S., integrate the operations of the Essex Nexans European joint venture and attain the expected benefits, our ability to identify, finance and integrate other acquisitions, our ability to successfully construct and operate a magnet wire facility in China and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004.

          Financial Measures and Key Operating Metrics
          We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.  These non- GAAP operating and financial measures are described below.

          Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper (“copper adjusted revenues”) to aid in analyzing period-to-period revenues.  These revenues are adjusted to a $1.00/lb COMEX cost.

          Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric we use and which is used by other companies. “EBITDA” as used by the Company (defined as net earnings before interest, taxes, depreciation, and amortization) may not be comparable to a similarly titled measure of another company.

          The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per share” (or “Adjusted EPS”).  Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax).  Adjusted EPS is defined as earnings per diluted share excluding the after-tax impact of special items.  Special items are detailed in the financial tables accompanying this release.

          Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and copper- adjusted revenues are useful adjuncts to net income and other measurements under GAAP.  The Company believes these measures are useful in analyzing the underlying operating performance of the Company.  EBITDA and Adjusted EBITDA are also sometimes used to evaluate performance for executive compensation. We have included a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

          EBITDA, Adjusted EBITDA, and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations or operating income as determined in accordance with GAAP.  EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income.  By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company.  Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company.  By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Superior Essex Inc.
Condensed Consolidated Income Statements
Three Months Ended September 30
($ in millions, except share and per share data)
Unaudited

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004

Net sales	$439.1	$382.2
Cost of sales	396.2	345.1
Gross profit	42.9	37.1
Selling, general and administrative	26.0	24.0
Restructuring and other charges	0.1	0.1
Operating income	16.8	13.0
Interest expense	(7.0)	(7.3)
Other, net	(0.4)	0.4
Income before income taxes	9.4	6.1
Income tax benefit (expense)	2.4	(2.6)
Net income	$11.8	$3.5
Earnings per common share
Basic	$0.71	$0.21
Diluted	$0.70	$0.21
Shares used for computation (000s)
Basic	16,673	16,532
Diluted	17,031	16,645

Superior Essex Inc.
Condensed Consolidated Income Statements
Nine Months Ended September 30
($ in millions, except share and per share data)
Unaudited

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004

Net sales	$1,272.4	$1,041.4
Cost of sales	1,143.2	941.1
Gross profit	129.2	100.3
Selling, general and administrative	76.2	67.3
Restructuring and other charges	0.7	1.5
Gain on sale of US Seal product line	(10.4)	—
Asset impairment charge	2.3	—
Operating income	60.4	31.5
Interest expense	(21.5)	(19.3)
Loss on early extinguishment of debt	—	(0.4)
Other, net	(0.2)	0.2
Income before income taxes	38.7	12.0
Income tax expense	(9.8)	(5.1)
Net income	$28.9	$6.9
Earnings per common share
Basic	$1.74	$0.42
Diluted	$1.70	$0.42
Shares used for computation (000s)
Basic	16,634	16,516
Diluted	16,954	16,620

Superior Essex Inc.
Condensed Consolidated Balance Sheets
($ in millions)
Unaudited

	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$6.4	$18.3
Accounts receivable, net	178.4	145.0
Inventories, net	163.5	160.9
Other current assets	19.1	25.8
Total current assets	367.4	350.0
Property, plant and equipment (net of accumulated depreciation)	234.8	239.2
Intangible and other long-term assets, net	42.9	41.8
TOTAL ASSETS	$645.1	$631.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$30.8
Accounts payable	83.3	66.2
Accrued expenses	47.5	57.5
Total current liabilities	130.8	154.5
Long-term debt	262.9	262.4
Other long-term liabilities	46.5	39.9
Total liabilities	440.2	456.8
Stockholders’ equity	204.9	174.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$645.1	$631.0

Superior Essex Inc.
Supplemental Financial Information
Three Months Ended September 30
($ in millions)
Unaudited

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004

Net sales
Communications Cable	$177.6	$157.8
Magnet Wire and Distribution	188.7	153.5
Copper Rod	72.8	70.9
	$439.1	$382.2
Net sales, copper price adjusted (1)
Communications Cable	$155.6	$148.5
Magnet Wire and Distribution	154.7	142.7
Copper Rod	44.4	56.1
Net sales, copper price adjusted	$354.7	$347.3
Constant cost of copper adjustment	84.4	34.9
Net sales (GAAP)	$439.1	$382.2
Reconciliation of Adjusted EBITDA to net income
Net income	$11.8	$3.5
Income tax (benefit) expense	(2.4)	2.6
Interest expense	7.0	7.3
Other, net	0.4	(0.4)
Operating income	$16.8	$13.0
Depreciation/amortization	6.0	5.8
EBITDA	$22.8	$18.8
Restructuring and other charges	0.1	0.1
Non-cash equity compensation	0.7	0.6
Transition costs associated with acquisition	—	1.1
Other, net	(0.1)	(0.2)
Adjusted EBITDA	$23.5	$20.4
Adjusted EBITDA by segment
Communications Cable	$17.7	$14.2
Magnet Wire and Distribution	9.9	9.4
Copper Rod	—	0.2
Corporate and other	(4.1)	(3.4)
	$23.5	$20.4

(1)	Adjusted to a constant $1.00 COMEX copper cost per pound

Superior Essex Inc.
Supplemental Financial Information
Nine Months Ended September 30
($ in millions)
Unaudited

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004

Net sales
Communications Cable	$507.2	$379.4
Magnet Wire and Distribution	556.3	453.0
Copper Rod	208.9	209.0
	$1,272.4	$1,041.4
Net sales, copper price adjusted (1)
Communications Cable	$451.2	$367.8
Magnet Wire and Distribution	471.8	425.3
Copper Rod	138.4	169.2
Net sales, copper price adjusted	$1,061.4	$962.3
Constant cost of copper adjustment	211.0	79.1
Net sales (GAAP)	$1,272.4	$1,041.4
Reconciliation of Adjusted EBITDA to net income
Net income	$28.9	$6.9
Income tax expense	9.8	5.1
Interest expense	21.5	19.3
Loss on early extinguishment of debt	—	0.4
Other, net	0.2	(0.2)
Operating income	$60.4	$31.5
Depreciation/amortization	17.4	15.7
EBITDA	$77.8	$47.2
Restructuring and other charges	0.7	1.5
Non-cash equity compensation	2.0	1.5
Gain on sale of US Seal product line	(10.4)	—
Asset impairment charge	2.3	—
Transition costs associated with acquisition	—	1.7
Other, net	0.1	(0.3)
Adjusted EBITDA	$72.5	$51.6
Adjusted EBITDA by segment
Communications Cable	$50.6	$29.8
Magnet Wire and Distribution	33.5	29.9
Copper Rod	0.4	1.3
Corporate and other	(12.0)	(9.4)
	$72.5	$51.6

(1)	Adjusted to a constant $1.00 COMEX copper cost per pound

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Three Months Ended September 30
($ in millions, except per share data)
Unaudited

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004

Belden transaction:
Accelerated depreciation of equipment idled as a result of equipment acquired from Belden (principally classified in “cost of goods sold”)	$—	$(0.8)
Plant employee training costs for acquisition-related production capacity (principally classified in “cost of goods sold”)		(1.1)
Financial restructuring costs and loss on early extinguishment of debt	(0.1)	(0.1)
Other, net	(0.5)	0.5
Tax impact of items above	0.2	0.6
Sub-total	$(0.4)	$(0.9)
Income tax benefit related to the settlement of prior period tax contingencies, net	3.9	—
Income tax benefit related to capital loss recognition from impairment charges in UK operations	2.0	—
Total impact on net income	$5.5	$(0.9)
Total impact on diluted earnings per share	$0.33	$(0.06)
Reconciliation of diluted earnings per share to adjusted earnings per share
Diluted earnings per share	$0.70	$0.21
Impact of special items	(0.33)	$0.06
Adjusted earnings per share	$0.37	$0.27

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Nine Months Ended September 30
($ in millions, except per share data)
Unaudited

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004

Belden transaction:
Accelerated depreciation of equipment idled as a result of equipment acquired from Belden (classified in “cost of goods sold”)	$(0.4)	$(1.1)
Plant employee training costs for acquisition-related production capacity (principally classified in “cost of goods sold”)	—	(1.8)
Gain on sale of US Seal product line	10.4	—
Fixed asset impairment charge related to the UK magnet wire operations	(2.3)	—
Financial restructuring costs and loss on early extinguishment of debt	(0.2)	(1.9)
Facility closure costs	(0.5)	—
Other, net	(0.6)	0.5
Tax impact of above items	(3.4)	1.7
Sub-total	$3.0	$(2.6)
Income tax benefit related to the settlement of prior year tax contingencies	4.7	—
Income tax benefit related to capital loss recognition from impairment charge in UK operations	2.0	—
Total impact on net income	$9.7	$(2.6)
Total impact on diluted earnings per share	$0.57	$(0.16)
Reconciliation of diluted earnings per share to adjusted earnings per share
Diluted earnings per share	$1.70	$0.42
Impact of special items	(0.57)	$0.16
Adjusted earnings per share	$1.13	$0.58